K2 ADVISORS L.L.C. K2/D&S MANAGEMENT CO., L.L.C.

CODE OF ETHICS

and

Other Related Policies and Procedures

Updated: September 2020

Issue Date / Effective Date:

Initial Issue Date – March 20031

Updated: September 2004; May 2005, January 2006, July 2007, April 2009, July 2009, November 2009, January

2010, May 2010, September 2010, May 2011, January 2012, January 2014, April 2014, August 2014, March 2019,

September 2020.

1 For clarity, the K2 Code of Ethics has been included in the K2 Compliance Manual since its initial codification in March 2003. The Code was amended into adopted as a separate stand-alone Policy in September 2004.

TABLE OF CONTENTS

APPENDIX A – Definitions

ANNEX A – FRI Code of Ethics and Business Conduct

ANNEX B – FT Personal Investments and Insider Trading Policy ANNEX C – FT Outside Activities Policy

ANNEX D – FT Service as Director Policy ANNEX E – FRI Anti-Corruption Policy

ANNEX F – FT Policy & Procedures to Comply with the SEC Rule on Political Contributions ANNEX G – Code of Ethics - Reporting Information

1.              K2 CODE OF ETHICS

K2 Advisors, L.L.C. and K2/D&S Management Co., L.L.C. (collectively, “K2” or the “Company”), each a Delaware limited liability company and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”),2 adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”). Terms that are underlined and capitalized are defined in Appendix A in a manner consistent with their definitions under Rule 204A-1 of the Advisers Act (the “Advisers Act Code of Ethics Rule”), Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act Code of Ethics Rule”) and the other federal securities laws. Since K2 is the investment adviser to one or more registered investment companies (the “Registered Funds”), K2 is required to provide a report to each Registered Fund’s Board of Directors or other governing body, at least annually, certifying that K2 has procedures in place designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

As a general rule, this Code is applicable to all K2 employees (“Employees”), managers and officers of K2 (each, an “Access Person”).3

The Code governs, among other things, K2’s Access Persons’ personal securities transactions, establishes a code of business conduct, and contains K2’s policies regarding insider trading, gifts and anticorruption.

Each Access Person is required to read the Code upon hire and annually thereafter, certifying, among other things, that he or she has complied with the provisions and reporting requirements of the Code and any amendments thereto. Acknowledgement of and compliance with the Code are conditions of initial and continued employment. In addition, employees are required to complete an Employee Disclosure Questionnaire generally identifying certain employee information including any disciplinary history if any.

In addition, as a subsidiary of Franklin Templeton Institutional LLC, all employees are also required to adhere to the Franklin Resources, Inc. Code of Ethics and Business Conduct (“FRI COE”) attached here to as Annex A. A current copy of the FRI COE can always be found on the FT SharePoint site or upon request to K2 Compliance. https://franklintempleton.sharepoint.com/teams/codeofethics/SitePages/Home.aspx.

Any Access Person, who has a question regarding the applicability of the Code, the FRI COE, or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact K2’s Chief Compliance Officer or designee (K2 CCO).

1.1            K2 PERSONS SUBJECT TO THE CODE

Access Persons are those Employees who have access to non-public information regarding any clients’ purchase or sale of securities; or have access to recommendations that are non-public; or have access to non-public information regarding the portfolio holdings of any K2 Private Fund, Reportable Fund or Affiliated Fund (each as defined in Appendix A). Because all employees, managers and officers of K2 and all of its affiliates may at some time have access to or obtain

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investment information, K2 currently designates all such persons as Access Persons subject to all requirements of the Code, unless determined otherwise by the K2 CCO.

Portfolio Persons, a subset of Access Persons, (as more fully discussed in the Franklin Templeton Investments Personal Investments and Insider Trading Policy (attached hereto as Annex B), are those who, in connection with their regular functions or duties, make or participate in the decision to purchase or sell a security by K2 Private, Reportable or Affiliated Fund or if his or her functions relate to the making of any recommendations about those purchases or sales.

1.2            STANDARDS OF BUSINESS CONDUCT

All Access Persons are required to adhere to the following standards of business conduct:

•       Access Persons have a duty of loyalty to K2’s clients. Access Persons must act in the best interests of K2’s clients and always place K2’s clients’ interests first.

•       Access Persons must comply with all applicable federal securities laws

•       Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable laws, rules, and regulations.

•       Access Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members to profit or benefit from their relationships with K2 and its clients, or that bring into question their independence or judgment.

•       Access Persons must report any violations of this Code promptly to the K2 CCO.

These general standards shall apply to all conduct, whether or not such conduct is covered by more specific standards or procedures set forth below.

2.              PERSONAL INVESTMENTS POLICY

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the Franklin Templeton Investments (“FTI”) Personal Investments and Insider Trading Policy (attached hereto as Annex B) and the FTI Procedures Related to the Personal Investments and Insider Trading Policy.

A copy of the current FTI Personal Investments and Insider Trading Policy can always be found at/on Franklin’s passport homepage under Compliance Policies and Procedures or through the following link: https://franklintempleton.sharepoint.com/teams/compliance/pages/default.aspx

Employees are required to utilize a web-based reporting system (PTA) for preclearance, reporting and policy acknowledgements as described in more detail in Annexes B..

2.1            PRE-APPROVAL OF PRIVATE INVESTMENTS AND LIMITED OFFERINGS

Requests and approvals of Private Investments and Limited Offerings are as described in section

2.7 of the FTI Personal Investments and Insider Trading Policy (Annex B) and such request are facilitated via PTA Disclosure.

2.2            K2 PERSONAL TRADING THE K2 RESTRICTED LIST

Section 4 of this Code contains K2’s policy with respect to insider trading, which is designed to prevent the misuse of Material, Non-Public Information (“MNPI") (as described in Annex B, FTI Personal Investments and Insider Trading Policy) by its employees.

i)           When K2 is in Possession of Material, Non-Public Information. A K2 Restricted List will be maintained and updated identifying any publicly traded securities for which it has been determined that K2 is in possession of Material, Non-Public Information. FT Access Persons (which includes K2 Access Persons) are prohibited from purchasing or selling any securities identified due to MNPI. The Franklin Templeton (“FT”) web-based pre-trade clearance system (“PTA” or “Personal Trade Assistant”) will be updated whenever there is a change in the Restricted List due to MNPI.

ii)         Publicly Traded Securities of Hedge Fund Managers in which a K2 Fund Invests. As a manager of funds of hedge funds, K2 conducts ongoing due diligence and monitoring of the underlying hedge funds in which K2 funds invest, involving frequent contact with underlying hedge fund managers. In connection therewith, K2 Access Persons could potentially come into contact with Material, Non-Public Information relating to the publicly traded securities of investment managers of any hedge fund in which a K2 fund invests. Therefore, K2 Access Persons are prohibited from trading in the publicly traded securities of investment managers of any hedge fund in which a K2 fund invests.

2.3            K2   DIRECT    TRADING    STRATEGIES    AND    THE    FTI         GLOBAL  INVESTMENT

COMPLIANCE (SWL) SECURITIES WATCH LIST

Please refer to Exhibit U – K2 Direct Trading Procedures, however in short summary:

•       Exchange Traded Securities. K2 utilizes the Charles River Investment Management System (CRIMS) for certain K2 Funds that are directly trading. As more fully described in the K2 Direct Trading Procedures, the K2 Authorized Traders enter trade orders (including instrument and quantity) directly into CRIMS for the K2 Funds/Portfolios for which they act as Portfolio Manager. After successful completion of CRIMS Pre-Trade Compliance review which includes a check against the FTI Global Investment Compliance (SWL) Securities Watch List, transactions are traded via the Franklin Templeton Trading Desk and finalized with relevant Counterparties. If a security is on the SWL, it will not be purchased or sold without the prior written consent of the K2 CCO.

•       OTC Securities. Again, as more fully described in the K2 Direct Trading Procedures, prior to executing OTC trades directly with Broker Dealers, the Portfolio Managers check the potential trade against the SWL. If a security is on the SWL, it will not be purchased or sold without the prior written consent of the K2 CCO.

3.              REGULATORY ISSUES

3.1            FRAUD

The Securities and Exchange Commission (“SEC”) considers it a violation of general antifraud provisions of federal securities laws whenever an investment adviser, such as K2, engages in fraudulent, deceptive or manipulative conduct. Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security:

•       employ any device, scheme or artifice to defraud;

•       make any untrue statement of a Material (as described in Section 4.1) fact or omit to state a Material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•       engage in any act, practice or course of business which would operate as a fraud or deceit; or

•       engage in any manipulative practice.

3.2            FAILURE TO SUPERVISE

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

i.          there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

ii.          such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

3.3            FRAUD REPORTING, INVESTIGATION & OMBUDSMAN PROCEDURES

Please refer to the FRI Fraud Reporting & Investigation Policy and the FRI Procedures for the Ombudsman’s Receipt and Handling of Concerns Relating to Matters of Ethics or Questionable Practices, which are each an attachment to the FRI COE. A copy of the current documents can always be requested from Compliance and/or found on the FT SharePoint site: https://franklintempleton.sharepoint.com/teams/codeofethics/SitePages/Home.aspx.

Anti-Retaliation. As more fully described in the FRI Fraud Reporting & Investigation Policy, FRI will not tolerate retaliation against any employee who reports information pursuant to this policy that such employee reasonably believes may constitute fraud. An employee who makes such a report or who participates truthfully in any investigation or inquiry pursuant to this policy may not be discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against in the terms and conditions of employment because of such report or participation.

FT/K2 Confidential/Proprietary Information Exception for Disclosure to a Government Agency. As more fully described in Section 9(e) of the FRI COE, the confidential information obligations of the FRI COE are not intended to limit or interfere with an employee’s right to file a charge or complaint with any Government Agency or ability, without notice to or authorization from FT/K2, to communicate with any Government Agency for the purpose of reporting a reasonable belief that a possible violation of law has occurred or may occur, or to participate, cooperate, provide information or cause information to be provided (including documents) or testify in any inquiry, investigation, proceeding or action that may be conducted by any Government Agency.

4.              CONFLICTS OF INTEREST

As a fiduciary with respect to client assets, K2 cannot engage in activities that would result in conflicts of interest. Access Persons cannot cause or attempt to cause K2’s clients to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for K2’s clients without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

•       his or her direct or indirect beneficial ownership of any securities of such issuer;

•       any position with such issuer or its affiliates; and

•       any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of K2 and its clients. When Access Persons invest for their own accounts, conflicts of interest may arise between a K2 client’s and an Access Person’s interests. These conflicts may include:

•       taking an investment opportunity from a K2 client for an Access Person’s own portfolio;

•       using an Access Person’s advisory position to take advantage of available investments; or

•       taking advantage of information or using a K2 client’s portfolio assets in order to effect the market in a way that benefits an Access Person.

4.1            POLICY ON INSIDER TRADING

Please refer to Section 3 of the FT Personal Investments and Insider Trading Policy (attached hereto as Annex B).

4.2            OUTSIDE [BUSINESS] ACTIVITIES; SERVING AS A DIRECTOR

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the FTI Policy with Respect to Outside Activities of Employees (Annex C) and the FTI Policy with Respect to Serving as a Director (Annex D).

Prior to engaging in such activities, an Access Person must complete and submit to the K2 CCO the Outside Activities Approval Form or the Service as a Director Approval Form. Such approvals, if granted, may be given subject to restrictions or qualifications and is revocable at any time

A copy of these policies can always be requested from Compliance and/or found on Franklin’s passport homepage under Compliance Policies and Procedures or through the following link: https://franklintempleton.sharepoint.com/teams/compliance/pages/default.aspx.

5.              ANTI-CORRUPTION POLICY

5.1            GENERAL POLICY

As a result of its business activities in the international market, K2 is subject to various laws that prohibit the bribery of foreign public officials. These include the United States Foreign Corrupt Practices Act (“FCPA”) as well as similar laws that have been enacted in many other countries, including the United Kingdom (including the Bribery Act 2010 (“Bribery Act”)), and the member states of the European Union and of the Organization for Economic Cooperation and Development. The FCPA prohibits payments and promises or offers to pay money and other “things of value” to influence officials of governments outside the United States.

All contacts with government officials by K2 and those acting on K2’s behalf must be completely lawful, ethical and beyond reproach. To that end, and as an indirect majority owned subsidiary of Franklin Resources, Inc.

K2, in order to comply with such Anti-Corruption laws, has adopted Franklin Resources, Inc.’s Anti-Corruption Policy (Annex E) provides additional guidance in order to avoid violation of Anti-Corruption laws and prohibits all bribes, kickbacks, financial or other advantage or any other inducements to anyone, including Government Officials (as defined below), designed to influence sales, obtain favorable business arrangements, improper performance by anyone of their function or duties (whether public or private/commercial in nature), or other improper advantage.

With the exception of certain modest gifts or meals and entertainment that are reasonable and not lavish or extravagant, K2 personnel may not offer or provide, directly or indirectly, anything of value to any person with whom they are in contact in relation to business. All such gifts, meals and entertainment must be dealt with in strict compliance with the Gift Policy in Section 6 below and the Franklin Resources, Inc. Anti-Corruption Policy.

For purposes of this Code, a “Government Official” is any officer, employee, agent, representative or other person acting on behalf of:

•       a national, state, provincial or local governmental body, department or agency, a political party, candidate for political office or a political action committee;

•       an entity owned or controlled by any national, state, provincial or local government, including any entity engaged in ordinary commercial activity (including, for example, a sovereign wealth fund or a Government pension scheme); and

•       a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, or similar institution.

K2’s Gift Policy, discussed below in Section 6, contains specific provisions relating to Government Officials. As a general matter, the Gift Policy permits gifts and entertainment of Government Officials so long as: (i) it is pre-approved by the Legal/Compliance team; (ii) it is not lavish or excessive in value; (iii) it is consistent with local law, custom and practice; and (iv) it would not be construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage. In accordance with the FTI Anti-Corruption Policy, no Government Official may be provided with more than $2,000 (or local currency equivalent) in hospitality (travel, lodging, entertainment and meals) annually.

Any request by a Government Official attempting to obtain money, goods or other things of value from K2 in exchange for the wrongful use of the Government Official’s position or as a condition to perform certain duties the Government Official is normally obligated to or authorized to perform must be reported immediately to the K2 CCO.

5.2            DEALINGS WITH CONSULTANTS, AGENTS AND OTHER INTERMEDIARIES

As previously noted the FCPA, the Bribery Act and the Franklin Resources, Inc. Anti- Corruption Policy prohibit the giving or offering of improper payments or other advantage both directly and indirectly. K2 and its employees may violate the FCPA and/or the Bribery Act if they know – or are legally deemed to know – that improper payments or other advantage are being made on K2’s behalf through third parties. Under the FCPA, a person may be deemed to “know” of improper payments even without actual knowledge of such payments, where that person knows of facts suggesting a high likelihood that such payments are being made. Under the Bribery Act, K2 may be liable for any improper payments or other advantage, financial or otherwise, offered, promised or given to someone by anyone associated with or performing services for K2, even if no one at K2 approved or knew of the offer, promise or gift. To ensure compliance with the provisions of the FCPA and the Bribery Act, K2 and its employees must exercise caution in these matters, particularly in dealing with consultants, agents, and other intermediaries that may interact on behalf of K2 with Government Officials (collectively, “Representatives”). One of the highest corruption risk areas often involves the activities of a Representative in a country where payments or other practices prohibited under the FCPA and the Bribery Act may be prevalent.

K2 has adopted Franklin Templeton’s due diligence procedures which must be followed prior to engaging such Representatives.

5.3            ANNUAL CERTIFICATION OF COMPLIANCE BY COMPANY PERSONNEL

All K2 employees must acknowledge their understanding of and their compliance with the Anti- Corruption Policy on an annual basis by signing the Employee Acknowledgement Form to K2’s Compliance and Supervisory Procedures Manual, attached as Exhibit A to that Manual, which includes a representation regarding compliance with the Anti-Corruption Policy.

Where there is evidence of a violation of law, K2 may report that evidence to appropriate government authorities. Violations of the FCPA and/or the Bribery Act can result in criminal prosecutions with severe consequences to K2 and individuals involved. The following maximum penalties can apply to a single violation of the FCPA’s anti-bribery prohibitions: (a) fines of up to

$2,000,000 for corporations, or twice the benefit sought to be obtained through the unlawful conduct; (b) fines of up to $100,000 for individuals and/or imprisonment for not more than five years per willful violation; or (c) civil fines of up to $10,000 for individuals. A violation of the Bribery Act can result in a prison sentence of up to 10 years for the individual(s) concerned and unlimited fines.  The laws of other nations impose similar criminal penalties on individuals who violate the anticorruption laws. Violation of the FCPA’s books and records provisions may carry even greater penalties. K2 will not reimburse a fine paid by an employee.

6.              GIFT POLICY

The K2 Gift Policy incorporates the requirements of the FTI gifts and entertainment policies as outlined in <Section 6 of the FRI COE>, <FTI US Employee Handbook>, and relevant portions of the <FTI Gifts and Entertainment Policy and Procedures for Portfolio Persons, an SEC Compliance Rule Policy and Procedures> each as amended from time to time.

The giving of business gifts is a customary way to strengthen business relationships. However,

U.S. federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to Governmental Officials as defined in Section 5.1 above. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Any giving or receiving of gifts by K2 and its employees must be in compliance with the K2 Gift Policy below as well as the Anti-Corruption Policy described above in Section 5.

6.1            GENERAL POLICY

It is the intention of K2 to deter providers of gifts or entertainment (‘G&E’)from seeking or receiving special favors from any Franklin Templeton employees. The concern is that G&E of more than a nominal value may cause employees to feel placed in a position of "obligation" and/or give the appearance of a conflict of interest.

Gifts are defined differently by each federal, state, municipality, private company, consultant, etc., and encompass a wide range of gifts, benefits, compensation, or other consideration including, holiday gift baskets, earbuds, clothing, jewelry, sports equipment and memorabilia, alcohol, and event tickets.

Entertainment may also be defined differently by each 3rd party and typically includes, invitations to sporting events, theater events, concerts, golf outings, dinners, and drinks. Entertainment generally includes hospitality such as in-house lunches, car service to/from the office/hotel and hotel rooms.

If the 3rd party does not attend an event with you - it is a Gift and subject to $100 max/person. If the 3rd party does attend with you - it is Entertainment and subject to $1000 max/quarter.

G&E provided to your spouse/children is included in the calculation for max Gift and max Entertainment provided to you.

GIFTS -

•       No Cash Gifts (or cash equivalent gifts such as gift cards and gift certificates of other than nominal value), whether characterized as bonuses, fees, commissions, gratuities or otherwise, of any amount should ever be provided to or accepted by any person, firm, corporation, organization or association with which the Company does or seeks to do business. Cash gifts given due to a family or other close personal relationship are not within the scope of this restriction.

•       No Gifts ≥ $100/year. Employees, including members of their immediate families, may not, provide, accept or otherwise facilitate non-cash gifts or any other similar form of consideration related to any person, firm, corporation, organization or association with which the Company does or seeks to do business if the approximate value of such gift or multiple gifts, is in excess of $100.00 on an annual basis. Non-cash gifts provided/accepted due to a family or other close personal relationship will not be considered to have been in order to influence the employee.

•       No Conditional Gifts. Employees may not at any time accept any item that is conditioned upon doing business with the entity or person giving the gift.

•       No Solicitation for Gifts. Employees must not solicit any third party for any gift, gratuity, entertainment, or any other item regardless of its value.

ENTERTAINMENT

•       Reasonable Entertainment. "Reasonable entertainment" would include, among other things, an occasional meal, a ticket to a sporting event or the theater, travel, lodging and other travel-related expenses, golf tournaments and similar events or comparable entertainment, which is neither so frequent nor so excessive as to raise a question of propriety and is attended by the person(s) or representative(s) of the entity providing the entertainment. "Reasonable entertainment" would also include entertainment, regardless of dollar value, received as a result of a family or other close personal relationship. Receipt of reasonable entertainment may not be preconditioned on a "quid pro quo" business relationship.

•       No Excessive Entertainment (≤$1000/quarter). Employees are prohibited from accepting "excessive entertainment" which is generally defined as entertainment that has an approximate value greater than $1,000.00 (individually or in the aggregate) per quarter.

•       Reasonable Hospitality. Reasonable and bona fide hospitality or other expenditure, such as travel, lodging, meal expenses, involving clients and prospects is generally acceptable if directly related to the promotion, demonstration, or explanation of K2/FT products or services. However, the purpose underlying such expenditures may never be to cause an individual to improperly perform his or her duties to influence decision making or reward action.

The K2 CCO has absolute discretion to approve or deny any gift or entertainment and will maintain a log of all such gifts and entertainment.

6.2            PRE-APPROVAL

The prior approval of the K2 CCO or designee will be required with respect to the giving or receiving by K2 or an Access Person for any of the following categories:

i)           any  gift  or  entertainment  regardless  of  value,  given  to  or  received  from  a

Government Official (including political or campaign contributions4 to any federal,

4 “Contribution” is defined to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election, or (iii)

foreign, state or municipal candidate, political party, or political action committee). If you are unable to confirm that any individual is not a “Government Official,” as defined in Section 5.1 above, you should seek assistance from the K2 CCO. Note: No Government Official may be provided with more than $2,000 (or local currency equivalent) in hospitality (travel, lodging, entertainment, and meals) annually calculated at the Franklin Templeton parent level. Exceptions may be granted as described in the FT Anti-Corruption Policy.

ii)         any Charitable Contribution made on behalf of K25 require K2 CCO or designee approval.

The K2 CCO has absolute discretion to deny approval of any gift or entertainment and will maintain a log of all such gifts and entertainment.

6.3            QUARTERLY REPORTING

Employees are required to report Gift and Entertainment (G&E) activity through a web-based reporting system described in more detail in Annex G hereto. If an Access Person has had no Gift activity in any given quarter, he or she is still required to log into the system and confirm that there has been no activity.

All Employees are required to report their Gifts & Entertainment activity and complete a quarterly certification no later than 25 calendar days after quarter end. A report is required for:

i)      any Gift, given or received from any person or entity that does, or prospectively can reasonably be expected to do business with or on behalf of K2, FT or any of its clients. Exceptions to this reporting requirement may include small items that are of apparent nominal value (e.g., pens, caps, logo items) – if in doubt discuss with Compliance or simply report it;

ii)    any Entertainment (including relevant hospitality), given or received from any person or entity that does, or prospectively can reasonably be expected to do business with or on behalf of K2/FT or any of its clients. Note: This reporting requirement does not generally extend to meals, car services, and other entertainment received in the ordinary course of attending a seminar, conference, or similar business event where such items are generally made available to all attendees of the event;

The reporting form generally requests the: name of employee(s); name(s) of third parties; whether the G&E was given or received, a description of gift or entertainment; the date among other things.

transition or inaugural expenses of the successful candidate for state or local office. For this purpose, K2 will also treat contributions to political action committees and political parties as “contributions” for purposes of the rule.

5 Charitable contributions may only be made to non-profit organizations that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Such organizations must provide K2 with evidence of their exempt status prior to K2’s making a charitable contribution.

6.4            POLITICAL CONTRIBUTIONS6

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the FTI Policy and Procedures to Comply with the SEC Rule on Political Contributions (the “Political Contributions Policy”) Annex F.

A copy of the current Political Contributions Policy as well as Pre-Approval Forms can always be found at/on Franklin’s passport homepage under Compliance Policies and Procedures or through the following link: http://sp.frk.com/teams/Global_Compliance/SitePages/Political%20Contributions.aspx.

6.5            ERISA PLANS

ERISA prohibits fiduciaries from receiving any consideration in connection with a transaction involving the assets of an ERISA plan. Section 4975 of the Internal Revenue Code of 1986 contains a similar prohibition. Case law on the application of these and related provisions is not well-developed. Therefore, in addition to the usual requirements involving gifts and entertainment, K2 and Employees should normally avoid giving or accepting gifts that relate to accounts that are employee benefit plans or funds that are subject to ERISA (“ERISA Accounts”) or to individual retirement accounts (“IRAs”) and to avoid all but routine entertainment for such accounts.

6.6            UNION PLANS AND DOL LM-10 REQUIREMENTS

With respect to clients that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, K2 must file Department of Labor Form LM-10 if K2 provides anything of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan such as union officials or union-appointed trustees) in excess of $250 per union or person per year. In addition, certain states and other jurisdictions have their own dollar amount limitations and other restrictions in relation to gifts to, among others, city, county, state, union, or pension employees.

6.7            FINRA REGISTERED REPRESENTATIVES: FTFS GIFTS AND GRATUITIES POLICY

Employees that are FINRA Registered through Franklin Templeton Financial Services Corp. or Franklin Templeton Distributors Inc. (“FT Broker Dealers”) are subject to FINRA rules and required to comply with the applicable FT Broker Dealer Compliance Procedures. Certain provisions in the FT Broker Dealer Gifts and Gratuities policies may be more restrictive than the K2 Gift Policy and therefore it is imperative that the applicable FT Broker Dealer Compliance Procedures be consulted prior to any gift or entertainment activities.

The FT Broker Dealer Compliance Procedures are available on the Franklin Templeton Investments Global Compliance page at: http://intranet/globalcompliance/index.jsp?url=/Americas/Policies_procedures.

6 “Contribution” means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a Federal, State, or local office or to a ballot initiative committee, including any payments for debt incurred in connection with such an election, as well as transition or inaugural expenses of a successful candidate for State or local office. These include not only monetary contributions, but also “in-kind” contributions, such as providing goods, services or anything of value free-of-charge or for less than fair market value. (A candidate for Federal office could be an “Official” under the Rule not because of the office he or she is running for, but as a result of the office he or she currently holds.)

7.              ENFORCEMENT OF THE CODE

7.1            MONITORING COMPLIANCE WITH THE CODE

The K2 Legal/Compliance team will provide each Access Person with a copy of the Code upon hire and at least annually thereafter and will provide each Access Person any material amendments thereto when adopted;

The K2 Legal/Compliance team will monitor compliance with the provisions of the Code and the K2 CCO will report to Senior Management as described in Section 7.3. On a periodic basis, the K2 Legal/Compliance team will conduct forensic testing or auditing of reported personal securities transactions and gift reporting to ensure compliance with K2’s policies and will report the results to the K2 CCO. Before determining that a person has violated the Code, the employee must be given an opportunity to supply explanatory material.

7.2            CODE VIOLATIONS

If any of the provisions of the Code are violated, including late reporting, K2 has the right to impose one or more of the following penalties as it may deem appropriate:

•                 verbal warning;

•                 censure;

•                 notification of the relevant employee manager and/or one of K2’s founding Managing Directors of the violation as deemed appropriate by the K2 CCO;

•                 suspension of authority to act on behalf of K2 as a manager or an officer, if applicable; or

•                 recommendation of specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of bonuses, disgorgement of profits, imposition of fines and/or termination of employment at K2.

If appropriate, K2 will report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before K2’s Senior Management.

7.3            ANNUAL REPORTS TO SENIOR MANAGEMENT

At least annually and generally in connection with the annual review, the K2 Chief Compliance Officer and Senior Compliance Officer will provide written reports to senior management describing any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the report may discuss any changes that the K2 CCO believes should be made to the Code. The K2 CCO may report to senior management more frequently as he or she deems necessary or appropriate and shall do so as requested by senior management.

7.4            SPECIFIC REQUIREMENTS WITH RESPECT TO REGISTERED FUNDS

Since K2 is the investment adviser to the Registered Fund, K2 is required to provide a report to the Registered Fund’s Boards of Directors or other governing body, at least annually, certifying that it has procedures in place designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

Additionally, K2 must, at its principal place of business, maintain records in the manner and to the extent set out in Rule 17j-1(f) of the 1940 Act and set forth in Exhibit T of the Compliance Manual, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination.

7.5            EFFECTIVE DATE OF THE CODE

The Code is effective as of the date set forth on the Code’s cover page and supersedes any prior versions of the Code.

General Note

APPENDIX A DEFINITIONS

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Investment Company Act of 1940, as amended (“1940 Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act, 1940 Act, or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act, 1940 Act, or other federal securities laws, as applicable.

Affiliated Fund means any investment company registered under the 1940 Act (other than a money market fund) for which K2 serves as investment adviser or sub-adviser.

Beneficial Ownership is as defined in Section 2.3 of the FTI Personal Investments and Insider Trading Policy. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. “Pecuniary interest” has the same meaning as in Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934. Generally, a pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Employees are presumed to have a pecuniary interest in securities held by members of their immediate family sharing the same household.

Family Member includes adoptive relationships and means any of the following persons who reside in your household:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Registered Fund means an investment company registered under the 1940 Act.

K2 Private Fund is a private investment company advised by K2.

K2 Reportable Fund means any fund for which K2 serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or any fund whose investment adviser or principal underwriter controls K2, is controlled by K2, or is under common control with K2. Control has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

ANNEX A

FRANKLIN RESOURCES, INC. CODE OF ETHICS AND BUSINESS CONDUCT

As a subsidiary of Franklin Templeton Institutional LLC, K2 is required to comply with the FRI Code of Ethics and Business Conduct (“FRI COE”).

A copy of the current documents can always be found on the FT SharePoint site, or upon request to K2 Compliance: https://franklintempleton.sharepoint.com/teams/codeofethics/SitePages/Home.aspx.

ANNEX B

PERSONAL INVESTMENTS AND INSIDER TRADING POLICY

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the Franklin Templeton Investments Personal Investments and Insider Trading Policy (G-6) and the related procedures.

The Franklin Templeton Investments (“FTI”) Personal Investments and Insider Trading Policy (the “Policy) applies to the personal investment activities of all Covered Employees (as defined in section 2.2 of the Policy) of Franklin Resources, Inc. and all of its subsidiaries including K2. The purpose of the Policy is to summarize the values, principles and business practices that guide Franklin Templeton’s business conduct and to establish a set of principles to guide Covered Employees regarding the conduct expected of them when managing their personal investments.

A copy of the current FTI Personal Investments and Insider Trading Policy can always be found at/on Franklin’s passport homepage under Compliance Policies and Procedures, through the following links, or upon request to K2 Compliance:

•       https://franklintempleton.sharepoint.com/teams/Compliance/Documents/FT%20Personal%20Inv estments%20and%20Insider%20Trading%20Policy%20PP.pdf or

•       http://sp.frk.com/teams/K2TeamSite/compliance/K2%20Policies%20and%20Procedures/Forms/ AllItems.aspx

ANNEX C

OUTSIDE ACTIVITIES POLICY

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the FT Outside Activities of Employees Policy (G-13) and related procedures.

A copy of the current FTI Outside Employment/Business Activities Policy can always be found at/on Franklin’s passport homepage under Compliance Policies and Procedures, through the following links, or upon request to K2 Compliance:

•       https://franklintempleton.sharepoint.com/teams/compliance/pages/default.aspx or

•       http://sp.frk.com/teams/K2TeamSite/compliance/K2%20Policies%20and%20Procedures/Forms/ AllItems.aspx

ANNEX D

SERVICE AS AN OUTSIDE DIRECTOR

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the FT Employee Service as an Outside Director Policy and related procedures.

A copy of the current Policy can always be found at/on Franklin’s passport homepage under Compliance, through the following links, or upon request to K2 Compliance:

•       https://franklintempleton.sharepoint.com/teams/Compliance/Documents/Service%20as%20a%20 Director_PP.pdf

•       http://sp.frk.com/teams/K2TeamSite/compliance/K2%20Policies%20and%20Procedures/Forms/ AllItems.aspx

ANNEX E

ANTI-CORRUPTION POLICY

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the Franklin Resources, Inc. Anti-Corruption Policy (G-19).

The objective of the Anti-Corruption Policy (incorporated here by reference) is to ensure that Franklin Resources, Inc and its affiliates (collectively "FTI") have appropriate Anti-Corruption and bribery procedures in place across the globe to avoid any violations of relevant laws and regulations, including, among others, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

The FRI Anti-Corruption Policy applies to all officers, directors, shareholders, employees and appointed third party representatives of FTI (including but not limited to agents, intermediaries, consultants and introducers) in all locations. Violation of this policy will be severely sanctioned, including with appropriate disciplinary procedures, up to and including termination of employment and possible referral to the appropriate criminal or regulatory authorities.

A copy of the current FRI Anti-Corruption Policy can always be found at/on Franklin’s passport homepage under Compliance, through the following links, or upon request to K2 Compliance:

•       https://franklintempleton.sharepoint.com/teams/Compliance/Documents/Franklin%20Resources

%20Inc%20Anti%20Corruption%20PP.pdf or

•       http://sp.frk.com/teams/K2TeamSite/compliance/K2%20Policies%20and%20Procedures/Forms/ AllItems.aspx

ANNEX F

POLITICAL CONTRIBUTIONS POLICY

As a subsidiary of Franklin Templeton Institutional LLC, K2 has adopted the FTI Policy & Procedures to Comply with the SEC Rule on Political Contributions.

A copy of the current Policy can always be found at/on Franklin’s passport homepage under Compliance, through the following links, or upon request to K2 Compliance:

•       https://franklintempleton.sharepoint.com/teams/Compliance/Documents/Policy%20and%20Proc edures%20to%20Comply%20with%20the%20SEC%20Rule%20on%20Political%20Contributio ns%20PP.pdf or

•       http://sp.frk.com/teams/K2TeamSite/compliance/K2%20Policies%20and%20Procedures/Forms/ AllItems.aspx

ANNEX G

CODE OF ETHICS - REPORTING INFORMATION

I.          PERSONAL TRADING

Website: http://coeprod/pta/index.jsp Email: lpreclear@frk.com

•       Various Compliance Policy Certifications/Disclosures/Approvals

o   Initial, Annual and Periodic – COE Acknowledgements

o   Political Contributions (Pay to Play) Acknowledgement

o   Other Annual or Periodic Disclosure documents as required

•       Personal Securities Transaction

o   Initial & Annual Holdings Confirmation

o   Pre-Clearance of Transactions in Reportable Securities

o   Pre-Clearance of Private Investments and Limited Offerings

II.          GIFTS & ENTERTAINMENT

Website: https://franklintempleton.starcompliance.com/Compliance

•       K2 Gift Policy Pre-Approval Requests (as required per Section 6.4)

•       Quarterly K2 Gift Policy Reporting

III.          POLITICAL CONTRIBUTIONS

Website: http://sp.frk.com/teams/Global_Compliance/SitePages/Political%20Contributions.aspx Email: politicalcontributions@frk.com

•       Pre-Clearance Forms for Contributions

•       Pre-Clearance Forms for Campaign Volunteer Activities

•       Reporting Forms

IV.          OUTSIDE ACTIVITY

Website: https://egrc/apps/ArcherApp/Home.aspx

•       Compliance Tracking Solution – Outside Activity

V.          OUTSIDE DIRECTORSHIP

Website: https://egrc/apps/ArcherApp/Home.aspx

•       Compliance Tracking Solution – Outside Directorship